EXHIBIT 10.2

FORM OF
EMPLOYEE MATTERS AGREEMENT

     This Employee Matters Agreement, dated as of    , 2004, is between Kimberly-Clark Corporation (“Kimberly-Clark”), a Delaware corporation, and Neenah Paper, Inc. (“Neenah Paper”), a Delaware corporation.

RECITALS

     A. Kimberly-Clark and Neenah Paper have entered into a Distribution Agreement dated as of    , 2004 (the “Distribution Agreement”) pursuant to which all of the outstanding shares of Neenah Paper’s common stock will be distributed on a pro rata basis to the holders of Kimberly-Clark’s common stock (the “Distribution”).

     B. Pursuant to the Distribution Agreement, Kimberly-Clark will transfer, or cause its subsidiaries to transfer, to Neenah Paper certain assets and properties prior to the Distribution in exchange for a cash payment and the assumption by Neenah Paper of certain liabilities and obligations of Kimberly-Clark and its subsidiaries.

     C. In connection with the Distribution, Kimberly-Clark and Neenah Paper desire to enter into this Employee Matters Agreement.

     In consideration of the mutual agreements contained herein and in the Distribution Agreement, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Distribution Agreement.

     1.01 “Business Employee” means an individual employed at any time on or prior to the Distribution Date by Kimberly-Clark or any of its subsidiaries or affiliates who has, as of the Distribution Date, or who, immediately prior to his or her termination of employment with all of Kimberly-Clark, its subsidiaries and affiliates, had employment duties primarily related to the Neenah Business, excluding any individuals with administrative support functions who are based in one of the Dallas, Knoxville or Neenah administrative centers.

     1.02 “Canadian Business Employee” means a Business Employee employed in Canada by Kimberly-Clark, Inc., a Canadian corporation and wholly owned subsidiary of Kimberly-Clark.

     1.03 “Cessation Time” has the meaning set forth in Section 3.01.

     1.04 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.

     1.05 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

     1.06 “Domestic Business Employee” means a Business Employee who is not a Canadian Business Employee.

     1.07 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et. seq.

     1.08 “IRS” means the U.S. Internal Revenue Service.

     1.09 “Non-ERISA Benefit Arrangement” means each contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Business Employee, or to any family member, dependent or beneficiary of any such Business Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, supplemental unemployment, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.

     1.10 “Pension Plan” means any pension plan as defined in section 3(2) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

     1.11 “Transferred Employee” means a Business Employee described in Section 2.01(a) or 2.01(b) who is employed by Neenah Paper.

     1.12 “Welfare Plan” means any employee welfare plan as defined in section 3(1) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

ARTICLE II
TRANSFERRED EMPLOYEE MATTERS

     2.01 Employment.

         (a) Union Employees. On or before the Distribution Date, Neenah Paper shall employ or continue to employ each Business Employee who, as of the day immediately prior thereto, (i) is employed by Kimberly-Clark or any of its affiliates or subsidiaries, including any such employee who is then an inactive employee on approved medical, non-medical or short-term disability, long-term disability or weekly indemnity leave of absence or absent from active employment due to occupational illness or injury covered by workers’ compensation, and (ii) is represented by a union certified as the bargaining agent of such Business Employee. Such employment shall be subject to the terms and conditions negotiated in the collective bargaining agreement or collective agreement between such union and Kimberly-Clark or any of its affiliates or subsidiaries.

         (b) Non-Union Employees. On or before the Distribution Date, Neenah Paper shall employ or continue to employ each Domestic Business Employee and offer to employ each Canadian Business Employee who, as of the day immediately prior thereto (i) is employed by Kimberly-Clark or any of its affiliates or subsidiaries, including any such employee who is then an inactive employee on approved medical, non-medical or short-term disability, long-term disability or weekly indemnity leave of absence or absent from active employment due to occupational illness or injury covered by workers’ compensation, and (ii) is not represented by a union certified as the bargaining agent of such Business Employee, on terms and conditions substantially similar to the terms and conditions of such Business Employee’s employment with Kimberly-Clark or any of its affiliates or subsidiaries. The terms and conditions of employment with Neenah Paper (x) shall be communicated to each such Business Employee prior to the Distribution Date in a form mutually satisfactory to Neenah Paper and Kimberly-Clark, (y) shall include credit, for all purposes, for all years of service credited by Kimberly-Clark and its subsidiaries and affiliates, and (z) may include a requirement to execute a confidentiality and non-compete agreement between such Business Employee and Neenah Paper.

     2.02 Severance. It is not intended that any Transferred Employee will be eligible for termination or severance payments or benefits from Kimberly-Clark or its subsidiaries or affiliates as a result of the transfer or change of employment from Kimberly-Clark to Neenah Paper or their respective subsidiaries or affiliates. Notwithstanding the preceding sentence, in the event that any such termination or severance payments or benefits become payable on account of such transfer, change or the refusal of a Business Employee to accept employment with Neenah Paper, Neenah Paper shall indemnify Kimberly-Clark, or its subsidiaries or affiliates, for the amount of such termination or severance payments or benefits. Neenah Paper shall be liable, and indemnify Kimberly-Clark, or its subsidiaries or affiliates, for any termination or severance obligations owed to Business Employees on or after the Distribution Date, including obligations to Business Employees whose employment ceased prior to the Distribution Date.

     2.03 Employment Solicitation. For a period of three (3) years following the Distribution Date, neither Kimberly-Clark nor Neenah Paper may, and will not permit any of their respective subsidiaries, affiliates or agents to, solicit or recruit for employment any then current exempt salaried, managerial or supervisory employees of the other company or its subsidiaries or affiliates, without the prior written consent of the other company. Nothing in this Section 2.03 shall be construed so as to (i) prohibit the hiring by either company or its subsidiaries or affiliates of any exempt salaried, managerial or supervisory employee of the other company who in good faith is believed to be actively seeking employment on his/her own initiative without prior contact initiated by any employee or agent of the company where employment is sought, or (ii) prohibit the hiring of any person who applied for employment with either company in response to any public advertising medium.

     2.04 Personnel Records. Subject to applicable law, all information and records regarding employment and personnel matters of Transferred Employees will be Transferred Assets and shall be retained after the Distribution Date by Neenah Paper in accordance with all laws relating to the collection, storage, retention and disclosure of such records. Access to such records after the Distribution Date will be provided to Kimberly-Clark in accordance with Article 2 and Section 12.1 of the Distribution Agreement. Notwithstanding the foregoing, Kimberly-Clark shall retain reasonable access to those records necessary to Kimberly-Clark’s continued administration of any plans or programs on behalf of Transferred Employees after the Distribution Date for so long as said administration continues pursuant to this Agreement. Kimberly-Clark shall also retain copies of all confidentiality and non-compete agreements with any Business Employee in which Kimberly-Clark has an interest. Personnel files for Business Employees who are not Transferred Employees shall be retained by Kimberly-Clark with provision for access by Neenah Paper in accordance with Article 2 and Section 12.1 of the Distribution Agreement.

ARTICLE III
WELFARE PLANS

     3.01 Cessation of Participation in Kimberly-Clark Welfare Plans. Except as otherwise provided in this Agreement or as required by the terms of any Kimberly-Clark Welfare Plan or by COBRA or any comparable state or provincial law, participation in the Kimberly-Clark Welfare Plans by all Transferred Employees and all Canadian Business Employees who are not Transferred Employees will cease as of 11:59 p.m. on the Distribution Date (the “Cessation Time”).

     3.02 Neenah Paper’s Welfare Plans. Effective as of the Cessation Time, Neenah Paper shall have in place for the benefit of Transferred Employees and Canadian Business Employees who are not Transferred Employees and their respective eligible dependents, health (including medical, vision and dental), post-retirement health, life, post-retirement life, accidental death and dismemberment, disability and other Welfare Plans substantially similar to the Welfare Plans maintained by Kimberly-Clark or any of its subsidiaries or affiliates in which such individuals participate. Transferred Employees and, as applicable, Canadian Business Employees who are not Transferred Employees shall be eligible to participate in the Neenah Paper Welfare Plans immediately following the Cessation Time on the same basis on which they were eligible to participate in the Kimberly-Clark Welfare Plans immediately prior to the Cessation Time.

     3.03 Welfare Plan Liabilities.

         (a) Neenah Paper Liabilities. Except as provided in this Agreement, as of the Cessation Time, Neenah Paper shall assume, and be solely responsible for (i) all Welfare Plan liabilities incurred by any Transferred Employee after the Cessation Time and (ii) all post-retirement medical, dental and life plan or program liabilities incurred by any Canadian Business Employee who is participating in a Kimberly-Clark-sponsored continuation plan as of the Cessation Time; provided, that any benefits for claims incurred prior to the Cessation Time pursuant to the terms of a fully insured plan maintained by Kimberly-Clark shall be paid pursuant to such plan.

         (b) Kimberly-Clark Liabilities. Kimberly-Clark shall continue to be responsible after the Cessation Time for employer liabilities under its Welfare Plans with respect to the following:

            (1) Terminated Domestic Employees. Any Domestic Business Employee whose employment terminated prior to the Cessation Time for any reason and who elected or is eligible to elect, pursuant to a Kimberly-Clark-sponsored continuation plan or rights under COBRA or any comparable state law, to continue participation in any Welfare Plan in which he/she was enrolled on the applicable date of termination.

            (2) Dependents. Any dependent of a Domestic Business Employee whose employment terminated prior to the Cessation Time who elected, or is eligible to elect pursuant to rights under COBRA or any comparable state law continuation coverage under Kimberly-Clark’s Welfare Plans as of the Cessation Time.

            (3) Retirees. Any Domestic Business Employee whose employment terminated prior to the Cessation Time due to retirement and who elected or is eligible to elect, pursuant to a Kimberly-Clark-sponsored continuation plan or rights under COBRA, or any comparable state law, to continue participation in any Welfare Plan.

            (4) Disabled Persons. Any Domestic Business Employee who is not on Kimberly-Clark’s payroll and is receiving long-term disability benefits as of the Cessation Time who is eligible to elect, pursuant to a Kimberly-Clark-sponsored continuation plan or rights under COBRA, or any comparable state law, to continue participation in any Welfare Plan.

            (5) Pre-Distribution Claims. Except as provided in Sections 2.02, 3.04 and 3.08, all claims for welfare benefits incurred by Transferred Employees prior to the Cessation Time, whether such claims have been paid or remain unpaid as of such date. Claims for health benefits shall be considered to be incurred prior to the Cessation Time if the services related to such claims were provided prior to the Cessation Time. Claims for all other welfare benefits shall be considered to be incurred prior to the Cessation Time if the date of loss occurred prior to the Cessation Time.

     3.04 Flexible Spending Accounts. Effective as of the Cessation Time, Neenah Paper shall have in place a flexible spending account plan in which Transferred Employees shall maintain their existing eligibility and participation status under the flexible spending account plan maintained by Kimberly-Clark. Salary reduction elections made by Transferred Employees under the Kimberly-Clark flexible spending account plan shall continue to apply with respect to the Neenah Paper flexible spending account plan at least through the end of the 2004 calendar year. As of the Cessation Time, Neenah Paper shall credit or debit (as applicable) the account of each Transferred Employee under the Neenah Paper flexible spending account plan with an amount equal to the positive or negative balance of such Transferred Employee’s flexible spending accounts under the Kimberly-Clark flexible spending account plan immediately prior to the Cessation Time. Kimberly-Clark shall pay, or cause to have paid, to Neenah Paper any net positive balance of the amounts credited to the flexible spending accounts of Transferred Employees as of the Cessation Time, and Neenah Paper shall pay, or cause to have paid, to Kimberly-Clark any net negative balance of the amounts credited to such accounts. Any such payments shall be made as soon as administratively practicable after the Cessation Time. Neenah Paper shall assume and be solely responsible for (i) all claims which have been submitted by Transferred Employees under the Kimberly-Clark flexible spending account plan but not yet paid as of the Cessation Time, and (ii) all claims submitted under the Neenah Paper flexible spending account plan after the Cessation Time. Kimberly-Clark shall provide Neenah Paper with copies of any records available to Kimberly-Clark to document the claims described in clause (i) above.

     3.05 Kimberly-Clark Assets. Except as provided in Section 3.04 above, Kimberly-Clark shall retain all claim reserves, bank accounts, trust funds or other balances maintained by or on behalf of Kimberly-Clark’s Welfare Plans.

     3.06 Past Service Credit. Neenah Paper shall credit Transferred Employees and, as applicable, Canadian Business Employees who are not Transferred Employees with all years of service credited to such individuals by Kimberly-Clark and its subsidiaries and affiliates for all purposes relating to Neenah Paper’s Welfare Plans. Kimberly-Clark shall provide Neenah Paper with copies of any records available to Kimberly-Clark to document such service.

     3.07 Past Credit for Amounts Paid. Neenah Paper shall credit Transferred Employees and, as applicable, Canadian Business Employees who are not Transferred Employees with any amounts paid under the Kimberly-Clark Welfare Plans toward satisfaction of applicable deductible amounts and copayments, coinsurance and out-of-pocket maximums under the corresponding Welfare Plans maintained by Neenah Paper to the extent such payments would have been taken into account under the Kimberly-Clark Welfare Plans. Kimberly-Clark shall provide Neenah Paper with copies of any records available to Kimberly-Clark to document such payments.

     3.08 Disability.

         (a) Weekly Indemnity/Short-Term Disability Benefits. Neenah Paper shall be responsible for all claims for weekly indemnity and short-term disability benefits payable to Business Employees on or after the Distribution Date. Kimberly-Clark shall continue to be responsible after the Distribution Date for all claims for weekly indemnity and short-term disability benefits incurred by a Business Employee prior to the Distribution Date which are payable under an insured weekly indemnity or short-term disability plan.

         (b) Long-Term Disability Benefits. Kimberly-Clark shall continue to be responsible after the Cessation Time for all claims for long-term disability incurred prior to the Cessation Time by any Business Employee who is absent from active employment due to a total disability, as defined in the Kimberly-Clark disability plan, on or prior to the Cessation Time to the extent that such long-term disability benefits are provided under an insured Welfare Plan. Kimberly-Clark shall also remain responsible for long-term disability benefits for any Transferred Employee [employed in the U.S.] who is receiving [weekly indemnity or] short-term disability benefits as of the Cessation Time and who becomes eligible for long-term disability benefits thereafter, provided that the total disability relates to the same condition for which [weekly indemnity or] short-term disability benefits were paid and, provided further, that such long-term disability benefits are payable under an insured Welfare Plan. Neenah Paper shall assume and be solely responsible for all other claims for long-term disability payable after the Cessation Time with respect to any Business Employee.

ARTICLE IV
COMPENSATION MATTERS
AND NON-ERISA BENEFIT ARRANGEMENTS

     4.01 Cessation of Participation in Kimberly-Clark Non-ERISA Benefit Arrangements. Except as otherwise provided in this Agreement or as required by the terms of any Kimberly-Clark Non-ERISA Benefit Arrangement, or by provincial law, participation in Kimberly-Clark Non-ERISA Benefit Arrangements will cease for all Transferred Employees and all Canadian Business Employees who are not Transferred Employees as of the Cessation Time.

     4.02 Assumption of Certain Employee Related Obligations. Effective as of the Cessation Time, Neenah Paper shall assume, and none of Kimberly-Clark or any of its subsidiaries or affiliates shall have any further liability for, the following agreements, obligations and liabilities; provided, however, that if any such agreement, obligation or liability cannot be assumed by Neenah Paper for a reason beyond the control of the parties hereto, including the refusal of a third party to agree to such an assumption, then Neenah Paper shall indemnify Kimberly-Clark or its subsidiaries and affiliates and hold them harmless with respect to such agreement, obligation or liability, as though it had been assumed by Neenah Paper.

         (a) Agreements entered into between Kimberly-Clark, its subsidiaries or affiliates and Transferred Employees.

         (b) Agreements entered into between Kimberly-Clark, its subsidiaries or affiliates and independent contractors providing services to the Neenah Business, including independent contractors working at the Effluent Treatment Plant in Pictou.

         (c) All confidentiality and non-compete agreements between Kimberly-Clark, its subsidiaries or affiliates and Transferred Employees.

         (d) All collective bargaining agreements and collective agreements entered into between Kimberly-Clark, its subsidiaries or affiliates and any union representing a Business Employee.

         (e) All wages, salary, incentive compensation, commissions and bonuses payable to Business Employees after the Cessation Time except that Kimberly-Clark shall retain liability for amounts payable to Business Employees under the Kimberly-Clark Management Achievement Award Program for the portion of the 2004 calendar year occurring prior to the Cessation Time.

         (f) Any severance payments owed, but not yet paid, to any Business Employee whose employment terminated prior to the Cessation Time.

         (g) All commitments under the Kimberly-Clark Global Assignment Program with respect to Business Employees, except those maintained for the benefit of Sean Erwin, [Keith Johnson,] Bill O’Conner and Dennis Runsten.

         (h) All moving expenses incurred by Transferred Employees in connection with the Distribution except those listed on Schedule 4.02(h) hereto.

         (i) All immigration-related rights, obligations and liabilities related to Transferred Employees, including but not limited to, all obligations, liabilities and undertakings of any labor condition applications filed on behalf of H-1B employees.

         (j) All liabilities and obligations whatsoever of the Neenah Business with respect to claims made by or with respect to Business Employees or any other persons who at any time prior to the Distribution Date had employment duties primarily related to the Neenah Paper Business relating to Non-ERISA Benefit Arrangements with respect to the Neenah Business and not otherwise retained or assumed by Kimberly-Clark pursuant to this Agreement, including such liabilities relating to actions or omissions of or by Neenah Paper or any officer, director, employee or agent thereof prior to the Distribution Date.

     4.03 Equity Compensation Plans.

         (a) Unexercisable Options. As of the Cessation Time, each outstanding option to purchase Kimberly-Clark common stock, other than an option granted under the Kimberly-Clark Corporation Global Stock Option Plan, that is held by a Transferred Employee (an “Option”) shall, to the extent such Option is not exercisable as of the Cessation Time, be cancelled and replaced with a substitute option granted by Neenah Paper to purchase from Neenah Paper shares of Neenah Paper common stock. The exercise price of each such substitute option shall be equal to the exercise price of the existing Option multiplied by a fraction, the numerator of which is the closing price of Neenah Paper common stock as of the Distribution Date and the denominator of which is the closing price of Kimberly-Clark common stock as of the Distribution Date. The number of shares of Neenah Paper common stock subject to each such substitute option shall be equal to the number of shares subject to the existing Option multiplied by a fraction, the numerator of which is the closing price of Kimberly-Clark common stock as of the Distribution Date and the denominator of which is the closing price of Neenah Paper common stock as of the Distribution Date. Employment or service credited by Kimberly-Clark and its subsidiaries and affiliates and Neenah Paper shall be taken into account in determining when such substitute options become exercisable, and when they terminate. Except as otherwise provided herein, each substitute option shall be exercisable upon the same terms and conditions as were applicable under the related Option immediately prior to the Cessation Time.

         (b) Exercisable Options. Prior to the Distribution Date, each Transferred Employee who holds an Option that is, or is scheduled to be, exercisable as of the Cessation Time shall be permitted to elect to convert such Option into a substitute option to purchase Neenah Paper common stock, in the manner set forth in Section 4.03(a). Such elections shall be made at such time and pursuant to such procedures as shall be mutually satisfactory to Kimberly-Clark and Neenah Paper. Any such Option that is not so converted shall remain exercisable following the Distribution Date, pursuant to its terms, only for the period during which such Option remains exercisable following the holder’s termination of employment with Kimberly-Clark, its subsidiaries or affiliates.

         (c) Restricted Stock. In connection with the Distribution, each outstanding restricted stock award held by a Transferred Employee shall become vested on a prorated basis based on the number of such Transferred Employee’s full years of employment with Kimberly-Clark, its subsidiaries and affiliates during the applicable restriction period in accordance with the terms of the applicable Kimberly-Clark equity compensation plan and award agreement. With respect to any partial year of employment completed during the applicable restriction period by such a holder of an outstanding restricted stock award prior to the Distribution, Kimberly-Clark shall pay to the holder of such outstanding restricted stock award a cash payment equal to the prorated value of the additional shares of restricted stock that would have become vested upon the completion of such year, but for the Distribution, based on the number of full months of employment with Kimberly-Clark, its subsidiaries or affiliates during such year which are completed prior to the Distribution.

         (d) Other Equity Awards. Except as provided in Sections 4.03(a), (b) and (c), all outstanding equity compensation awards held by Business Employees under the

Kimberly-Clark equity compensation plans shall be subject to the terms of such plans and applicable award agreements.

     4.04 Workers’ Compensation.

         (a) U.S. Employees. Except as provided herein, Neenah Paper shall be solely responsible for all claims for workers’ compensation reported by a Transferred Employee employed in the U.S. on or after the Distribution Date. Kimberly-Clark shall continue to be responsible after the Distribution Date for administering all claims for workers’ compensation reported by a Domestic Business Employee prior to the Distribution Date under the terms of any Kimberly-Clark workers’ compensation policy or plan; however, Neenah Paper shall reimburse, and shall indemnify Kimberly-Clark, or its subsidiaries or affiliates, for any amounts payable under such claims. In accordance with Section 6.05, Kimberly-Clark shall transfer, or cause to have transferred, to Neenah Paper the amount of any reserves related to such claims which have been set aside by Kimberly-Clark, its subsidiaries or affiliates prior to the Distribution Date.

         (b) Canadian Employees. Neenah Paper shall be solely responsible, and shall indemnify Kimberly-Clark, or its subsidiaries or affiliates, for all claims for workers’ compensation reported by a Canadian Business Employee before, on or after the Distribution Date. Any experience refunds which relate to such claims shall be paid to Neenah Paper, or if received by Kimberly-Clark or its subsidiaries or affiliates, paid by Kimberly-Clark or its subsidiaries or affiliates to Neenah Paper. Neenah Paper shall be solely responsible for, and shall indemnify Kimberly-Clark, or its subsidiaries or affiliates, for any experience surcharges which relate to such claims.

         4.05 Accrued Vacation Days Off. Neenah Paper shall recognize and assume all liability for all vacation, holiday, flex days and personal days off, including banked vacation, accrued by Transferred Employees as of the Cessation Time and Neenah Paper shall credit each Transferred Employee with such days off accrual.

         4.06 Leaves of Absence. Neenah Paper shall establish leave of absence policies which are substantially similar to the leave of absence policies maintained by Kimberly-Clark and will continue to apply such policies to inactive Transferred Employees who are on an approved leave of absence as of the Distribution Date. Transferred Employees shall be eligible for leaves of absence after the Distribution Date to the same extent they would have been had they remained employed by Kimberly-Clark, its subsidiaries or affiliates. Leaves of absence taken by Transferred Employees prior to the Distribution Date shall be deemed to have been taken as employees of Neenah Paper.

         4.07 Past Service Credit. Neenah Paper shall credit Transferred Employees with all years of service credited to such Transferred Employees by Kimberly-Clark and its subsidiaries and affiliates for all purposes relating to Neenah Paper’s Non-ERISA Benefit Arrangements. Kimberly-Clark shall provide Neenah Paper with copies of any records available to Kimberly-Clark to document such service.

ARTICLE V
PENSION PLANS

     5.01 Canadian Plans.

         (a) Registered Pension Plans. Effective as of the Distribution Date, Kimberly-Clark shall cause to have assigned and transferred to Neenah Paper all of the rights, duties, obligations and liabilities of Kimberly-Clark, Inc. under, and in relation to each of (i) the Pension Plan for Hourly-Paid Employees of Kimberly-Clark, Inc., at Nova Scotia, (ii) the Pension Plan for Salaried Employees of Kimberly-Clark, Inc. at Nova Scotia, and (iii) the Kimberly-Clark Forest Products (Ontario) Retirement Plan as administrator, sponsor and employer in respect of such plans and Neenah Paper shall accept such assignment and transfer and shall assume all rights, duties, obligations and liabilities of Kimberly-Clark, Inc., as the successor administrator, sponsor and employer in respect of such plans.

         (b) Savings Plan. Effective as of the Distribution Date, Neenah Paper shall establish a savings plan that is substantially similar to the Kimberly-Clark, Inc. Employee Savings Plan (the “KCI Savings Plan”) for all Canadian Business Employees (the “Neenah Paper Canadian Savings Plan”). Canadian Business Employees will be offered the opportunity to transfer the account balance of their select investments and self-directed investments in the RRSP component of the KCI Savings Plan to the Neenah Paper Canadian Savings Plan and with respect to any spousal or common-law partner RRSP accounts, their spouses or common-law partners shall be offered the same opportunity.

     5.02 U.S. Defined Contribution Plans.

         (a) Employees’ Incentive Investment Plan.

            (1) Establishment of Neenah Paper 401(k) Plan. Effective as of the Distribution Date, Neenah Paper shall adopt, establish and maintain a Pension Plan and trust qualified under section 401(a) and section 501(a) of the Code (the “Neenah Paper 401(k) Plan”) that is substantially similar to the Kimberly-Clark Corporation Employees’ Incentive Investment Plan and trust (the “IIP”). Neenah Paper shall assume and thereafter be solely responsible for all then existing or future employer liabilities arising from or related to the Neenah Paper 401(k) Plan and the administration thereof. As soon as practicable after the adoption of the Neenah Paper 401(k) Plan, Neenah Paper shall submit an application to the IRS for a determination regarding the qualification of the Neenah Paper 401(k) Plan and shall take any actions not inconsistent with Neenah Paper’s other general commitments contained in this Agreement and make any amendments necessary to receive a favorable determination letter.

            (2) Transfer of Account Balances. As soon as administratively practicable after the Distribution Date, there shall be transferred to the Neenah Paper 401(k) Plan assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and liabilities with respect to, all Transferred Employees with an account balance under the IIP as of such valuation date, as determined by Kimberly-Clark. Such transferred assets shall be in cash and Kimberly-Clark stock (except for any promissory notes evidencing outstanding loan balances of Transferred Employees), and shall be in accordance with section 414(l) of the Code. Liabilities under any qualified domestic relations orders (as defined in section 414(p) of the Code) received with respect to any assets transferred to the Neenah Paper 401(k) Plan shall be transferred to Neenah Paper at the time such assets are transferred.

         (b) Retirement Contribution Plan.

            (1) Establishment of Neenah Paper Retirement Contribution Plan. Effective as of the Distribution Date, Neenah Paper shall adopt, establish and maintain a Pension Plan and trust qualified under section 401(a) and section 501(a) of the Code (the “Neenah Paper RCP”) that is substantially similar to the Kimberly-Clark Corporation Retirement Contribution Plan and trust (the “RCP”). Neenah Paper shall assume and thereafter be solely responsible for all then existing or future employer liabilities arising from or related to the Neenah Paper RCP and the administration thereof. As soon as practicable after the adoption of the Neenah Paper RCP, Neenah Paper shall submit an application to the IRS for a determination regarding the qualification of the Neenah Paper RCP and shall take any actions not inconsistent with Neenah Paper’s other general commitments contained in this Agreement and make any amendments necessary to receive a favorable determination letter.

            (2) Transfer of Account Balances. As soon as administratively practicable after the Distribution Date, there shall be transferred to the Neenah Paper RCP assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and liabilities with respect to, all Transferred Employees with an account balance under the RCP as of such valuation date, as determined by Kimberly-Clark. Such transferred assets shall be in cash and Kimberly-Clark stock, and shall be in accordance with section 414(l) of the Code. Liabilities under any qualified domestic relations orders (as defined in section 414(p) of the Code) received with respect to any assets transferred to the Neenah Paper RCP shall be transferred to Neenah Paper at the time such assets are transferred.

     5.03 U.S. Pension Plan.

         (a) Adoption of Neenah Paper Pension Plan. Effective as of the Distribution Date, Neenah Paper shall adopt, establish and maintain a Pension Plan and trust qualified under section 401(a) and section 501(a) of the Code (the “Neenah Paper Pension Plan”) that is substantially similar to the Kimberly-Clark Corporation Pension Plan and trust (the “Kimberly-Clark Pension Plan”).

         (b) Determination Letter. As soon as practicable after the adoption of the Neenah Paper Pension Plan, Neenah Paper shall submit an application to the IRS for a determination regarding the qualification of the Neenah Paper Pension Plan and shall take any actions not inconsistent with Neenah Paper’s other general commitments contained in this Agreement and make any amendments necessary to receive a favorable determination letter.

         (c) Transfer of Assets and Liabilities.

            (1) Within [thirty (30) days] after the Distribution Date, the actuary engaged by the Kimberly-Clark Pension Plan shall determine the present value of accumulated benefits, as of the Distribution Date, for Transferred Employees with an accrued benefit under the Kimberly-Clark Pension Plan in accordance with section 414(l) of the Code and the de minimis rule set forth in Treasury Regulations section 1.414(l)-1(n)(2) based on an alternative set of reasonable termination basis actuarial assumptions as determined by such actuary (the “Transfer Amount”). In determining the Transfer Amount, the actuary engaged by the Kimberly-Clark Pension Plan shall use a methodology substantially as set forth in the letter from Mr. L. Robert Frazier of Kimberly-Clark to Mr. Andreas Wilkinson of the Pension Benefit Guaranty Corporation (the “PBGC”) dated [July 15, 2004], subject to any modifications discussed and agreed to by and between Kimberly-Clark and the PBGC.

            (2) Within [fifteen (15) days] after the later to occur of (i) the date the actuary engaged by the Kimberly-Clark Pension Plan determines the Transfer Amount, or (ii) the expiration of the thirty (30) day waiting period prescribed by section 6058(b) of the Code (which Neenah Paper and Kimberly-Clark shall take all action to commence promptly), Kimberly-Clark shall direct the trustee of the Kimberly-Clark Pension Plan to deliver the Transfer Amount in immediately available funds to the trustee of the Neenah Paper Pension Plan.

            (3) From the Distribution Date to the actual date of delivery of the Transfer Amount (the “Transfer Date”), the trustee of the Kimberly-Clark Pension Plan shall hold the Transfer Amount under the Neenah Paper Pension Plan and the Transfer Amount shall be credited with earnings, from the Distribution Date to the Transfer Date, at a rate equal to the rate of return on four-week Treasury Bills for the weekly period that includes the Distribution Date.

            (4) The Transfer Amount shall be reduced (A) as necessary to reflect benefit payments made (if any) from the Kimberly-Clark Pension Plan on behalf of any Transferred Employees who retire after the Distribution Date and whose benefits commence under the Neenah Paper Pension Plan prior to the Transfer Date and (B) by the pro-rata portion of monthly investment expenses incurred by the Kimberly-Clark Pension Plan attributable to the Transfer Amount for the period beginning on the Distribution Date and ending on the Transfer Date. Such expenses shall equal .025% of the Transfer Amount per calendar month (partial calendar months shall be prorated based on the number of days in such month).

            (5) As of the Cessation Time, the Neenah Paper Pension Plan shall assume all liabilities with respect to Transferred Employees under the Kimberly-Clark Pension Plan. Neither Kimberly-Clark, its subsidiaries or affiliates nor the Kimberly-Clark Pension Plan shall retain any such liabilities.

            (6) In connection with the transfer of assets and liabilities from the Kimberly-Clark Pension Plan to the Neenah Paper Pension Plan:

            (i) Kimberly-Clark and Neenah Paper each warrant to the other that they will comply with the requirements of ERISA, the Code and Rev. Rul. 86-48 and that the accrued benefits for each participant under the Neenah Paper Pension Plan immediately after the effective date of such transfer of assets shall not be less than such participant’s accrued benefits under the Kimberly-Clark Pension Plan immediately prior to the effective date of such transfer, based on reasonable actuarial assumptions determined by the actuary engaged by the Kimberly-Clark Pension Plan in good faith;

            (ii) Neenah Paper and Kimberly-Clark shall, in connection with such transfer, cooperate in making all appropriate filings required under the Code or ERISA, and the regulations thereunder; and

            (iii) Liabilities under any qualified domestic relations orders (as defined in section 414(p) of the Code) received with respect to any assets transferred to the Neenah Paper Pension Plan shall be transferred to Neenah Paper at the time such assets are transferred.

     5.04 Past Service Credit. With respect to all Business Employees, Neenah Paper shall recognize all service, plan participation and membership recognized under the KCI Savings Plan, the IIP, the RCP and the Kimberly-Clark Pension Plan for purposes of determining benefit eligibility, participation, vesting, and calculation of benefits under Neenah Paper’s retirement plans and programs including the Neenah Paper Canadian Savings Plan, the Neenah Paper 401(k) Plan, the Neenah Paper RCP, the Neenah Paper Pension Plan, and non-pension fringe benefit plans. Kimberly-Clark will provide to Neenah Paper copies of any records available to Kimberly-Clark to document such service, plan participation and membership and cooperate with Neenah Paper to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to such Business Employees.

     5.05 Other Retirement Benefit Plans.

         (a) Domestic Employees. Effective as of the Distribution Date, Neenah Paper shall adopt, establish and maintain a new supplemental executive retirement plan that is substantially similar to the Kimberly-Clark supplemental executive retirement plan in which Transferred Employees employed in the U.S. participate. Neenah Paper shall assume and be solely responsible for any liabilities arising from or in connection with the Transferred Employees employed in the U.S. under such plan.

         (b) Canadian Employees. Effective as of the Distribution Date, Neenah Paper shall establish supplemental employee retirement plans or other pension plans which are not registered that are substantially similar to the Kimberly-Clark supplemental employee retirement plans in which Canadian Business Employees participate, including but not limited to any monthly retirement income arrangements payable pursuant to the settlement of union grievances and any special retirement packages applicable to Canadian Business Employees employed at the Terrace Bay or Longlac facilities of the Neenah Business. Neenah Paper shall assume and be solely responsible for any liabilities arising from or in connection with all such Canadian Business Employees under such plans.

     5.06 Further Cooperation. The parties shall provide each other such records and information as may be necessary or appropriate to carry out their obligations under this Article V or for the purposes of administering the Neenah Paper plans described herein, and they will cooperate in the filing of documents required by the transfer of assets and liabilities described herein.

ARTICLE VI
GENERAL PROVISIONS

     6.01 Miscellaneous. All “Miscellaneous Matters” contained in Article 13 of the Distribution Agreement are fully applicable hereto and are incorporated herein by reference.

     6.02 Preservation of Rights to Amend. The rights of Kimberly-Clark or Neenah Paper to amend or terminate any plan referred to herein shall not be limited in any way by this Employee Matters Agreement.

     6.03 Applicability to Neenah Paper Subsidiaries. The obligations of Neenah Paper in this Agreement shall also be applicable to any subsidiary or affiliate of Neenah Paper, and Neenah Paper shall cause its subsidiaries or affiliates to comply with such obligations.

     6.04 Administrative Complaints/Litigation. As of and after the Distribution Date, Neenah Paper shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against Kimberly-Clark or Neenah Paper by any Business Employee or any other person arising out of or relating to employment with the Neenah Business or Neenah Paper. Any Losses arising from such actions shall be deemed Assumed Liabilities under the Distribution Agreement. Kimberly-Clark reserves the right to participate in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary.

     6.05 Reimbursement and Indemnification. The parties hereto agree to reimburse each other, within 30 days of receipt from the other party of appropriate verification, for all costs and expenses which each may incur on behalf of the other as a result of any of the Welfare Plans, Pension Plans and Non-ERISA Benefit Arrangements and, as contemplated by Section 2.02, any termination or severance payments or benefits. All liabilities retained, assumed or indemnified against by Neenah Paper pursuant to this Agreement shall be deemed Assumed Liabilities, and all liabilities retained, assumed or indemnified against by Kimberly-Clark pursuant to this Agreement shall be deemed Retained Liabilities, and in each case shall be subject to the indemnification provisions of Article 10 of the Distribution Agreement.

     6.06 No Third Party Beneficiaries. No Transferred Employee or other current or former employee of Kimberly-Clark or Neenah Paper or any subsidiary or affiliate of either (or his/her spouse, dependent or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed in their names by a duly authorized officer as of the date first written above.

KIMBERLY-CLARK CORPORATION

By: Name: Title:

NEENAH PAPER, INC

By: Name: Title: Chief Executive Officer

Schedule 4.02(h)
Moving Expenses Retained by Kimberly-Clark